UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2024

SOUNDHOUND AI, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40193	85-1286799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5400 Betsy Ross Drive Santa Clara, CA	95054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 441-3200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	SOUN	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment	SOUNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

On January 3, 2024, SoundHound AI, Inc., a Delaware corporation (“SoundHound” or the “Company”), completed the previously disclosed transactions contemplated by that certain Agreement and Plan of Merger by and between the Company, certain of its wholly owned subsidiaries, Synq3, Inc. (the “Target”) and Bluestem Capital Company, LLC (solely in its capacity as the representative of stockholders of the Target), dated as of December 6, 2023 (the “Merger Agreement”). Under the terms of the Merger Agreement, SoundHound acquired the Target for total consideration of approximately $5 million in cash and $20 million in shares (the “Stock Consideration”) of the Company’s Class A common stock (the “Common Stock”) (the “Closing Consideration”), in exchange for all the issued and outstanding equity of the Target (the “Acquisition”). In addition, as previously disclosed, the Company has agreed to pay up to $4 million of additional consideration (together with the Closing Consideration, “Aggregate Consideration”) to the stockholders of the Target based on certain revenue targets for each of 2024, 2025 and 2026, which payments will be made in a combination of shares of Common Stock and cash. The number of shares issued in connection with the Stock Consideration was based on a fixed value of $2.23 per share.

At the effective time of the Acquisition (i) each outstanding Target stock option expired and was cancelled and extinguished without any right to receive any consideration therefor, (ii) each outstanding Target phantom unit was cancelled and extinguished, and upon cancellation and execution of a Phantom Unit Cancellation Agreement (as defined in the Merger Agreement), was converted into the right to receive an amount of cash equal to the Per Share Cashed Out Amount (as defined in the Merger Agreement) and (iii) each outstanding Target restricted stock unit (“RSU”) was cancelled and extinguished, and upon cancellation and execution of an RSU Cancellation Agreement (as defined in the Merger Agreement), was converted into the right to receive an amount of cash equal to the Per Share Cashed Out Amount and (iv) each holder of Target common stock that executed and delivered a Cashed Out Common Cancellation Agreement (as defined in the Merger Agreement) had their shares of Target common stock cancelled and extinguished, and upon cancellation, was entitled to receive an amount in cash equal to the Per Share Cashed Out Amount. The Company will establish a customary retention pool for certain continuing employees of the Target.

In connection with closing of the Acquisition, approximately $3.125 million of the Aggregate Consideration, consisting of cash and shares of Common Stock, are being withheld for a period of 15 months to partially secure the indemnification obligations of the Target’s stockholders under the Merger Agreement.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, a copy of which was included as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 7, 2023.

Item 3.02. Unregistered Sales of Equity Securities.

The information contained in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

As described in Item 2.01, under the terms of the Merger Agreement, on January 3, 2024, the Company issued 8,968,610 shares of Common Stock. This issuance and sale are exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act. Accordingly, the offer and sale of shares of the shares of Common Stock have not been registered under the Securities Act and such shares may not be offered or sold in the United States except pursuant to an effective registration statement or applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The financial statements, if required by this item, will be filed no later than 71 calendar days after the date by which this Current Report on Form 8-K is required to be filed. The Company excepts to reevaluate the “significance” of the acquired business using the Company’s financial statements for the year ending December 31, 2023, which will be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission within 71 calendar days of the date of this Current Report on Form 8-K. As a result of such reevaluation, the Company currently expects that the audited financial statements and unaudited combined pro forma financial statements will not required under Regulation S-X.

(b) Pro Forma Financial Information

The pro forma financial statements, if required by this item, will be filed no later than 71 calendar days after the date by which this Current Report on Form 8-K is required to be filed. As noted in Item 9.01(a), the Company does not currently expect that the pro forma financial statements will be required under Regulation S-X.

(d) Exhibits

Exhibit Number	Exhibit Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUNDHOUND AI, INC.

Date: January 3, 2024	By:	/s/ Keyvan Mohajer
Keyvan Mohajer
Chief Executive Officer

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